PRESS RELEASE | July 7, 2014, 8:35 a.m. ET

Crimson Forest Entertainment Completes Corporate Name Change And Commences Trading With 'CRIM' Symbol

LOS ANGELES, July 7, 2014 /PRNewswire/ -- Crimson Forest Entertainment Group, a global independent motion picture studio, today announced that it has completed its corporate name change to Crimson Forest Entertainment Group, Inc. and the company's shares will begin trading under the new symbol "CRIM" on the OTCBB Marketplace, effective immediately. The company's previous corporate name was East Shore Distributors, Inc., which traded under the symbol "ESTI".

"Crimson's new corporate name and ticker symbol accurately reflect the name of our company, as we communicate future developments and introduce our story to new investors," said Jonathan Lim, chief executive officer of Crimson Forest Entertainment. "With several exciting film projects in various stages of development, Crimson's new corporate identity will help ensure proper visibility within the investment community during this prolific period for the company."

In May, Crimson Forest entered into a three-picture co-production agreement with Cargo Entertainment and Tunnel Post Production for the following films: "Unknown Caller," "Impulse," and "Aurora." The company also announced it has entered into a co-production agreement with Dadi Digital Cinema Ltd. and China Film Assist Co. for "Unknown Caller," a psychological thriller.

About Crimson Forest Entertainment Group

Crimson Forest Entertainment Group, Inc. (OTCBB: CRIM), is a global independent motion picture studio that finances, produces and acquires theatrical quality feature films and television series with budgets up to $25 million for domestic and international distribution. With offices in Shanghai and Los Angeles, the company plays an integral role in all aspects of the production process and looks to make strategic investments across a project's life cycle. More than a decade of experience in the entertainment industry in China has allowed Crimson Forest to successfully conceptualize, produce and distribute various film and television projects in the local Chinese market, in addition to position the company as a valuable partner to reach international audiences and the rapidly growing Chinese theatrical marketplace.

For more information, please visit the Crimson Forest Entertainment website at www.cff.tv.

Media and Investor Contact:

Keemia Ferasat/Evan Pondel

PondelWilkinson Inc.

310-279-5980

kferasat@pondel.com

epondel@pondel.com

SOURCE Crimson Forest Entertainment Group, Inc.

/Web site: http://www.cff.tv